Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS PROVIDES UPDATE ON FIRST QUARTER AND FULL-YEAR 2020 GUIDANCE

IRVINE, CA – March 5, 2020 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced that due to uncertainty related to the ultimate impact on travel demand resulting from the COVID-19 virus outbreak, the Company is withdrawing its first quarter and full-year 2020 guidance.

On February 18, 2020, as part of the Company’s full-year 2019 earnings report, Sunstone provided first quarter and full-year 2020 guidance for certain operational and earnings metrics. Included in this guidance was approximately $1 million of lost revenue resulting primarily from known group customer cancelations related to COVID-19.  Since the time this guidance was provided, the Company has experienced a material increase in expected lost revenue from group customer cancelations, which, as of today’s date, have increased to approximately $11 million.  The majority of the lost revenue is related to business that was scheduled to occur in March 2020.  The Company believes that the impact from these trends will most likely result in the Company failing to achieve the previously provided first quarter guidance for net income, comparable portfolio RevPAR growth, Adjusted EBITDAre, Adjusted FFO, and Adjusted FFO per diluted share.  The impact of COVID-19 on travel demand continues to evolve and the Company is currently not able to accurately assess the financial impact on its full-year operations. As such, the full-year guidance previously provided on February 18, 2020 should no longer be relied upon.

John Arabia, President and Chief Executive Officer, stated, “Since the time of our earnings call, we have witnessed a sizeable increase in both group cancelations and corporate travel policy restrictions related to COVID-19, both of which are expected to reduce our near-term occupancy and hotel revenues.  As a result, we are unlikely to achieve our first quarter 2020 guidance. Furthermore, as we are currently unable to quantify the full-year impact of COVID-19 on hotel operating fundamentals, we believe it is prudent to withdraw our previously provided full-year guidance.  As the situation evolves, we will continue to assess the expected impact of COVID-19 on our operations and earnings, while working to protect the hotel employees and guests.”

The Company cannot provide any assurances regarding future business cancelations or their effect on its results.  The Company intends to provide an update on its first quarter 2020 earnings call based on the information available at that time.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a real estate investment trust (“REIT”) that invests in Long-Term Relevant Real Estate® within the hospitality sector.  Sunstone’s hotels are primarily in the urban and resort upper upscale segment and are predominantly operated under nationally recognized brands such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession, government shutdown, changes in the European Union or global economic slowdown, as well as any type of flu, disease-related pandemic or the adverse effects of climate change, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; terrorist attacks or civil unrest, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; severe weather events or other natural disasters; risks impacting our ability to pay anticipated future dividends; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.go

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